Exhibit 99.1

Marine Products Corporation Reports Second Quarter 2021 Financial Results

ATLANTA, July 28, 2021 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2021. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats, the 267 SSX OB, and SSi outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended June 30, 2021, Marine Products generated net sales of $67,259,000, a 64.8 percent increase compared to $40,818,000 in the same period of the prior year. The increase in net sales was due to a 58.8 percent increase in the number of units sold during the quarter as compared to the prior year as well as a 7.5 percent increase in average selling price per boat. Unit sales increased in all of our product categories compared to the prior year due to continued high dealer and retail demand during the second quarter of 2021. In addition, Marine Products’ sales in the second quarter of 2020 were negatively impacted by the suspension of manufacturing operations for five weeks during that period due to concerns over the potential spread of COVID-19. Average selling prices also increased compared to the second quarter of the prior year due to a model mix that included relatively higher sales growth of our larger boats, such as our Chaparral OSX Sportboats, and lower sales of our smaller Chaparral SSi and Robalo models due to production mix priorities.

Gross profit for the second quarter of 2021 was $14,608,000, an 86.5 percent increase compared to gross profit of $7,831,000 in the same period of the prior year. Gross margin as a percentage of net sales increased to 21.7 percent in the second quarter of 2021 compared to 19.2 percent in the second quarter of 2020. Gross margin as a percentage of net sales improved due to manufacturing efficiencies resulting from higher production and a favorable model mix during the second quarter of 2021 as compared to the prior year, partially offset by supply chain disruptions and higher materials costs as a percentage of net sales, as compared to the prior year.

Operating profit for the second quarter of 2021 was $7,363,000, an increase of 255.0 percent compared with operating profit of $2,074,000 in the second quarter of last year. Selling, general and administrative expenses were $7,245,000 in the second quarter of 2021 compared to $5,757,000 in the second quarter of 2020. These expenses increased due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expenses. Selling, general and administrative expenses as a percentage of net sales were 10.8 percent in the second quarter of 2021 compared to 14.1 percent of net sales during the second quarter of 2020. Although these expenses increased during the quarter as compared to the prior year, they decreased as a percentage of net sales due to leverage of higher sales over expenses that are relatively fixed during the short term.

Net income for the second quarter of 2021 was $5,794,000, an increase of $4,087,000, or 239.4 percent, compared with net income of $1,707,000 in the second quarter of 2020. Diluted earnings per share were $0.17 in the second quarter of 2021 compared to $0.05 in the second quarter of 2020. The effective tax rate for the second quarter of 2021 was 21.4 percent, an increase compared to an effective tax rate of 18.3 percent for the second quarter of the prior year.

Net sales for the six months ended June 30, 2021 were $145,634,000, an increase of 45.7 percent compared to the first six months of 2020. Net income for the six-month period was $13,891,000 or $0.41 diluted earnings per share, compared to net income of $5,915,000, or $0.17 diluted earnings per share in the prior year.

Second Quarter 2021 Earnings Press Release

“The extraordinarily high demand for our products has continued unabated, and we expect it to remain so beyond the 2021 retail selling season,” stated Richard A. Hubbell, Marine Products’ President and Chief Executive Officer. “As we have reported during the past year, American consumers continue to have a renewed interest in recreational boating as a safe, enjoyable outdoor activity. The most recent reported data indicate that total retail sales among our various product categories increased by 28 percent during the first five months of 2021 compared to the prior year. We continue to be pleased by our strong market share. Updated statistics for the 12 months ended March 31, 2021 indicate that our Robalo product continued to hold the highest market share for outboard boats in its size category, and that Chaparral continues to hold the second-highest market share in the sterndrive category.

“Our second quarter 2021 financial results also reflect significant supply chain and other logistical challenges which negatively impacted our production processes and shipment schedules. These issues caused production delays and in some cases, prevented us from shipping all finished boats during the quarter. In addition, production delays reduced manufacturing efficiencies that we would have otherwise realized. We are coordinating with our suppliers to establish realistic expectations for the resolution of the various supply chain disruptions we have faced, and we are using their projections to set our production schedules for the next few months. There are many favorable indications that supply chain problems will be less significant during the upcoming months, but we still face a great deal of uncertainty in this area.

“As we continue to operate in such a strong demand environment, we are working closely with our dealers to communicate our projected production schedules and manage delivery expectations. We have also begun allocating production to dealers to ensure equitable product shipments to our valued dealer network. In addition, we are introducing our 2022 models to our dealers and retail consumers in the coming months. We are excited about our model lineup for 2022, which features a stremlined number of models that we believe will meet market demand while allowing us to manufacture more efficiently and bring products to market in a more timely manner,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 28, 2021, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (833) 968-2235 or (825) 312-2057 for international callers, and using conference ID number 5897006. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Second Quarter 2021 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements that we expect the extraordinarily high demand for our products to continue beyond the 2021 retail selling season, that there are many favorable indications that supply chain problems will be less significant during the upcoming months, and that the streamlined 2022 model lineup will meet market demand while also allowing us to manufacture more efficiently and bring products to the market in a more timely manner. These risks include risks related to the supply chain disruptions that have affected our ability to obtain certain raw materials and components which have adversely affected our sales and profit margins, and risks that economic conditions, availability of credit and consumer confidence levels may adversely affect our sales. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2021.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President Corporate Services
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Second Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

Period ended June 30, (Unaudited)	Second Quarter			Six Months
	2021	2020	% BETTER (WORSE)	2021	2020	% BETTER (WORSE)
Net Sales	$67,259	$40,818	64.8%	$145,634	$99,937	45.7%
Cost of Goods Sold	52,651	32,987	(59.6)	112,564	79,999	(40.7)
Gross Profit	14,608	7,831	86.5	33,070	19,938	65.9
Selling, General and Administrative Expenses	7,245	5,757	(25.8)	15,682	13,010	(20.5)
Operating Profit	7,363	2,074	255.0	17,388	6,928	151.0
Interest Income	10	15	(33.3)	18	76	(76.3)
Income Before Income Taxes	7,373	2,089	252.9	17,406	7,004	148.5
Income Tax Provision	1,579	382	N/M	3,515	1,089	(222.8)
Net Income	$5,794	$1,707	239.4%	$13,891	$5,915	134.8%

EARNINGS PER SHARE
Basic	$0.17	$0.05	240.0%	$0.41	$0.17	141.2%
Diluted	$0.17	$0.05	240.0%	$0.41	$0.17	141.2%

AVERAGE SHARES OUTSTANDING
Basic	33,994	33,970		33,976	33,955
Diluted	33,994	33,970		33,976	33,955

Second Quarter 2021 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At June 30, (Unaudited)	(in thousands)
	2021	2020
ASSETS
Cash and cash equivalents	$28,609	$22,614
Accounts receivable, net	7,941	9,568
Inventories	57,109	43,190
Income taxes receivable	303	154
Prepaid expenses and other current assets	2,455	1,642
Total current assets	96,417	77,168
Property, plant and equipment, net	14,582	14,754
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension assets	13,592	7,693
Deferred income taxes	4,192	3,810
Other assets	3,701	3,682
Total assets	$136,257	$110,880

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,796	$8,710
Accrued expenses and other liabilities	17,268	14,510
Total current liabilities	30,064	23,220
Long-term pension liabilities	14,443	10,577
Other long-term liabilities	714	515
Total liabilities	45,221	34,312
Common stock	3,399	3,397
Capital in excess of par value	-	-
Retained earnings	89,556	75,781
Accumulated other comprehensive loss	(1,919)	(2,610)
Total stockholders' equity	91,036	76,568
Total liabilities and stockholders' equity	$136,257	$110,880